Exhibit 8.2

February 16, 2007

Bank of America Corporation

100 North Tryon Street

NC1-007-07-06

Charlotte, NC 28255

Re:	BAC Capital Trust XIV — 850,000 Fixed to Floating Rate Preferred HITS

Ladies and Gentlemen:

We have acted as special tax counsel to each of Bank of America Corporation (the “Corporation”), a Delaware corporation, and BAC Capital Trust XIV, a statutory trust organized under the Delaware Statutory Trust Act (the “Trust”), in connection with the issuance of Fixed to Floating Rate Preferred Hybrid Income Term Securities (the “Preferred HITS”) by the Trust, as described in that certain Prospectus Supplement, dated February 12, 2007 (the “Prospectus Supplement”), to the Prospectus, dated May 5, 2006 (the “Prospectus”), which was filed with the Securities and Exchange Commission by the Corporation and the Trust. The Trust is authorized to issue three classes of Hybrid Income Term Securities (the “HITS”): the Preferred HITS, the Treasury HITS and the Corporate HITS (the “HITS”). The Corporation will issue remarketable fixed rate junior subordinated notes (“Remarketable Fixed Rate Junior Subordinated Notes”) which will be purchased by the Trust, in an aggregate principal amount equal to the aggregate liquidation amount of the Preferred HITS and the Common Securities issued by the Trust. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Underwriting Agreement, dated February 12, 2007, by and among the Corporation, the Trust and Banc of America Securities LLC, as the representative of the several underwriters named therein.

In furnishing this opinion, we have examined copies of the Registration Statement, the Prospectus Supplement, the Amended and Restated Certificate of Incorporation, organizational documents and Amended and Restated Bylaws of the Corporation, the Declaration of the Trust, as amended to date, and the minutes of the meeting of the Board of Directors of the Corporation authorizing the issuance of the Remarketable Floating Rate Junior Subordinated Notes, and relied upon the accuracy of the facts, representations, and other matters and the fulfillment of the covenants and obligations set forth therein. We also have examined such other documents, papers, statutes and authorities as we deemed

February 16, 2007

necessary to form a basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others.

To the extent that the obligations of the Corporation as obligor under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion (i) that the Debt Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture, (ii) that the Indenture has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Debt Trustee, enforceable in accordance with its terms, (iii) that the Debt Trustee is in compliance, generally and with respect to acting as a Debt Trustee under the Indenture, with all applicable laws and regulations, and (iv) that the Debt Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon and subject to the foregoing, it is our opinion that the statements made in the Prospectus Supplement, under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the HITS to the holders thereof described therein, are correct in all material respects.

The opinion expressed above is based on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations thereunder, published interpretations of the Code and such Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. In addition, the opinion rendered herein is based on the facts as of the date of this letter, and we disclaim any undertaking to advise you as to any change in fact or law occurring after the delivery of this letter that could affect the opinion rendered herein. Any variation or difference in any fact from those relied on or assumed herein may affect the conclusions stated herein.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

February 16, 2007

This opinion is furnished by us to you and is solely for your benefit. Neither this letter nor any opinion expressed herein may be relied upon by any other person or entity without our prior written consent.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP